Exhibit 99.2

NEWS RELEASE

RARE ELEMENT RESOURCES LTD.

OTCQB: REEMF

October 5, 2021

Ref: 04-2021

Rare Element Resources announces intent to launch

approximately $25 million rights offering of common shares

October 5, 2021 – Littleton, Colorado – Rare Element Resources Ltd. (the “Company” or “RER”) (OTCQB: REEMF) is pleased to announce that it intends to launch a rights offering for gross proceeds of approximately US$25 million if all subscription rights are exercised under the rights offering.  In the rights offering, each holder of the Company’s common shares as of the close of business on the record date of October 19, 2021 will be issued, at no charge, one non-transferable subscription right for each common share owned by that shareholder on the record date.  There is no minimum amount of gross proceeds that is required to be raised under the rights offering.

Each subscription right will entitle the holder thereof to purchase one common share of the Company at US$0.24 per share (the “basic subscription privilege”).  The rights offering will also include an oversubscription privilege, which will entitle shareholders who exercise all of their subscription rights under the basic subscription privilege the right to purchase additional common shares of the Company in the rights offering, subject to availability and pro rata allocation of shares among rights holders exercising such oversubscription privilege.  No fractional common shares will be issued in the rights offering.

The Company will offer a number of its common shares in the rights offering, inclusive of the oversubscription privilege, representing approximately US$25 million of gross proceeds if all subscription rights are exercised.  The Company plans to use the net proceeds from the rights offering for the permitting, licensing, engineering, construction and operation of a rare earth separation and processing demonstration plant near the Company’s Bear Lodge Project and other general corporate purposes. The previously announced US$21.9 million financial award from the U.S. Department of Energy (“DoE”) for the demonstration plant will fund approximately one-half of the expected total cost of the demonstration plant, with the balance of the required funding being provided by the Company.

In the United States, the rights offering will be made pursuant to the shelf registration statement on Form S-3 that was previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and the prospectus meeting the requirements of the Securities Act of 1933, as amended, which was filed with the SEC as part of the shelf registration statement.  Additional information regarding the rights offering will be set forth in a prospectus supplement to the prospectus.  In Canada, the rights offering will be made on a basis that is exempt from the prospectus requirements of applicable Canadian securities laws.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Rare Element Resources Ltd. is a publicly traded, strategic materials company focused on delivering rare earth products for technology, energy and defense applications by advancing the Bear Lodge Critical Rare Earth Project in northeast Wyoming.  Bear Lodge is a significant mineralized district containing many of the less common, more valuable, critical rare earths that are essential for high-strength permanent magnets, electronics, fiber optics, laser systems for health and defense, as well as many technologies like electric vehicles, solar panels and wind turbines.

Contact

Please contact Randy Scott at +1 720-278-2460 or rscott@rareelementresources.com, for additional information.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of securities legislation in the United States and forward-looking information within the meaning of securities legislation in Canada (collectively, “forward-looking statements”).  Except for statements of historical fact, certain information contained herein constitutes forward-looking statements.  Forward-looking statements are usually identified by our use of certain terminology, including “will,” “believes,” “may,” “expects,” “should,” “seeks,” “anticipates,” “plans,” “has potential to,” or “intends” (including negative and grammatical variations thereof), or by discussions of strategy or intentions.  Such forward-looking statements include statements regarding the rights offering, the terms of, the record date for, and the expected use of proceeds from the rights offering, and the ability of the Company to timely prepare and file a prospectus supplement and other documents for the common shares to be sold in the rights offering.  Factors that could cause actual results to differ materially include, but are not limited to, the ability of the Company to raise sufficient capital in the rights offering to match the funding of the DoE award, the ability to obtain demonstration plant licensing, successful further permitting activities for the Bear Lodge Project, the availability of sufficient capital for the future development and operations of the Company, and other matters discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and our other periodic and current reports filed with the SEC and available on www.sec.gov and with the Canadian securities commissions available on www.sedar.com.  There can be no assurance that future developments affecting the Company will be those anticipated by management.  Please refer to the discussion of these and other uncertainties and risk factors set out in our filings made from time to time with the SEC and the Canadian regulators, including, without limitation, our reports on Form 10-K and Form 10-Q.  Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made.  While we may elect to update our forward-looking statements at any time, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.